EXHIBIT 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAVE BEEN REDACTED.

INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE — NET

1.    Basic Provisions (“Basic Provisions”).

1.1    Parties: This Industrial/Commercial Single-Tenant Lease — Net (“Lease”), dated for reference purposes only July 31, 2015, Is made by and between VOGEL PROPERTIES, INC., a California corporation (“Lessor”) and BALDA C. BREWER, INC., a California corporation (“Lessee”), (collectively the “Parties,” or individually a “Party”).

1.2    Premises: That certain real property, including all improvements therein or to be provided by Lessor under the terms of this Lease, and commonly known as 4501-4505 Wall Street, City of Ontario, County of San Bernardino, State of California, and generally described as a freestanding manufacturing / warehouse / distribution building with all associated parking, driveways, and landscaped areas; mutually agreed to comprise 140,131 rentable square feet (“Premises”). (See also Paragraph 2)

1.3    Term: Ten (10) years and no (0) months (“Original Term”) commencing August 1, 2015 (“Commencement Date”) and ending July 31, 2025 (“Expiration Date”). (See also Paragraph 3)

1.4    Early Possession: If the Premises are available Lessee may have non-exclusive possession of the Premises commencing no earlier than the day upon which the current tenant vacates the Premises (“Early Possession Date”). (See also Paragraphs 3.2 and 3.3)

1.5    Base Rent: The rent for the Premises shall be according to the following schedule (“Base Rent”), payable monthly no later than the first (1st) calendar day of each month commencing August 1, 2015. (See also Paragraph 4)

(a)    Base Rent Schedule:

For the period August 1, 2015 to July 31, 2016: [***]

For the period August 1, 2016 to July 31, 2017: [***]

For the period August 1, 2017 to July 31, 2018: [***].

For the period August 1, 2018 to July 31, 2019: [***]

For the period August 1, 2019 to July 31, 2020: [***]

For the period August 1, 2020 to July 31, 2021: [***]

For the period August 1. 2021 to July 31. 2022: [***]

For the period August 1, 2022 to July 31; 2023: [***]

For the period August 1, 2023 to July 31,.2024: [***]

For the period August 1, 2024 to July 31, 2025: [***]

1.6    Base Rent and Other Monies to be paid Upon Execution:

(a)    Base Rent: [***] for the period August 1, 2015 to August 31, 2015 (see 1.5, 4.1, & 4.2)

(b)    Security Deposit [***] (“Security Deposit”), (see 5.)

(c)    Real Property Taxes Estimate: [***] for                 , (see 10.)

(d)    Insurance Estimate: [***] for                  (see 8.)

(e)    Operating Expense Estimate: [***] (see 4.3)

(f)    Other: [***] for August Association Fees (Estimate), (see 4.1 & 4.3)

Total Due upon Execution of this Lease: [***]

1.7    Agreed Use: Warehouse & Distribution along with Research, Development, and Manufacturing of Plastic Products for Various Markets; Maintenance and Repair of Molds; and Operations Relating to All of the Foregoing. (“Agreed Use”) (See also Paragraph 6)

1.8    Insuring Party: Lessor is the “Insuring Party.” (See also Paragraph 8)

1.9    Real Estate Brokers:

(a)    Representation: The following real estate brokers (the “Brokers”) and brokerage relationships exist in this transaction: N/A represents Lessor exclusively (“Lessor’s. Broker”); and N/A represents. Lessee exclusively (“Lessee’s Broker”). (See also Paragraph 15 and 25)

1.10    Guarantor. The obligations of the Lessee under this Lease are to be guaranteed by N/A (“Guarantor”). (See also Paragraph 37)

1.11    Attachments. Attached hereto are the following, all of which constitute a part of this Lease (select all which apply):

X     An addendum consisting of Paragraphs 51 through 53;

X     A plot plan depicting the Premises and, If appropriate, the Project (Exhibit A);

X     Tenant’s Guide to Move Out Condition (Exhibit B);

        A current set of the Rules and Regulations (Exhibit C);

X     Lessor-Provided Roof Repairs (Exhibit D);

        An energy disclosure addendum (Exhibit E);

X     Other: Itemized List of Lessee Owned Improvements (Exhibit C).

2.    Premises.

2.1    Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. While the approximate square footage of the Premises may have been used in the marketing of the Premises for purposes of comparison, the Base Rent stated herein is NOT tied to square footage and is not subject to adjustment should the actual size be determined to be different and Lessee is advised to verify the actual size prior to executing this Lease.

2.2    Condition. Lessor shall deliver the Premises to Lessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs (“Start Date”). Lessee has inspected the Premises and agrees to accept them AS-IS in their existing condition, except that, so long as the required service contracts described in Paragraph 7.1(b) below are obtained by Lessee and in effect within thirty days following the Start Date, Lessor warrants that (I) the existing electrical, plumbing, fire sprinklers (but not portable fire extinguishers), lighting, heating, ventilating and air conditioning systems (“HVAC”), loading doors, sump pumps, if any, and other similar mechanical elements In the Premises, other than those constructed by Lessee and those owned by Lessee and listed and shown on Exhibit C, (“Mechanical Systems”)shall be in good operating condition on said date; and (ii) that the structural elements of the roof, bearing walls and foundation of the buildings on the Premises

(the “Building”) shall be in good condition and free of material defects. Nothing in said warranty(s) shall be Interpreted to obligate Lessor to paint the exterior or Interior surfaces of the walls of the Building, nor obligate Lessor to maintain, repair or replace the roof covering or membrane, roof drainage system, floors, pavement, floor coverings, doors, windows, skylights or glass of the Premises. If a non-compliance with said warranty(s) exists as of the Start Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Lessor shall, as Lessor’s sole obligation with respect to such matter, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, rectify same at Lessor’s expense. The warranty periods shall be as follows: (I) six (6) months from the Start Date as to the HVAC systems, and (II) ninety (90) days as to the remaining Mechanical Systems and other above-specified elements of the Building. If Lessee does not give Lessor the required notice within the appropriate warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Lessee at Lessee’s sole cost and expense. Lessor also warrants that, unless otherwise specified in writing, Lessor is unaware of (i) any recorded Notices of Default affecting the Premise; (ii) any delinquent amounts due under any loan secured by the Premises; and (IlI) any bankruptcy proceeding affecting the Premises. Lessor makes no representations or warranties as to the condition, usability or existence of any security systems, portable fire extinguishers, fixtures, lines, and wiring for data or telecommunications, and window coverings, located at, on or within the Premises, all of which are excluded from any warranty herein.

2.3    Compliance. Lessor warrants that to the best of its actual knowledge without investigation the improvements on the Premises comply with the building codes, applicable laws, covenants or restrictions of record, regulations, and ordinances (“Applicable Requirements”) that were in effect at the time that each Improvement, or portion thereof, was constructed. Said warranty does not apply to the use to which Lessee will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Lessee’s use (see Paragraph 50), to any Alterations or Utility Installations (as defined In Paragraph 7.3(a)) made or to be made by Lessee, or to improvements constructed by prior tenants without landlord’s consent. Lessee is responsible for determining whether or not the Applicable Requirements, and especially the zoning, are appropriate for Lessee’s intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly, after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance rectify the same at Lessor’s sole expense. If Lessee does not give Lessor written notice of a non-compliance with this warranty within six (6) months following the Start Date, correction of that non-compliance shall be the obligation of Lessee at lessee’s sole cost and expense. If the Applicable Requirements are hereafter changed so as to require during the term of this Lease the construction of an addition to or an alteration of the Premises and/or Building, the remediation of any Hazardous Substance, or the reinforcement or other. physical modification of the Unit, Premises and/or Building (“Capital Expenditure”), Lessor and Lessee shall allocate the cost of such work as follows:

(a)    Subject to Paragraph 2.3(c) below, If such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants In general, Lessee shall be fully responsible for the cost thereof, provided, however that if such Capital Expenditure Is required during the last 2 years of this Lease and the cost thereof exceeds six (6) months’ Base Rent, Lessee may instead terminate this Lease unless

Lessor notifies Lessee, in writing, within ten (10) days after receipt of Lessee’s termination notice that Lessor has elected to pay the difference between the actual cost thereof and an amount equal to 6 months’ Base Rent. If Lessee elects termination, Lessee shall immediately cease the use of the Premises which requires such Capital Expenditure and deliver to Lessor written notice specifying a termination date at least ninety (90) days thereafter. Such termination date shall, however, in no event be earlier than the Ian day that Lessee could legally utilize the Premises without commencing such Capital Expenditure.

(b)    If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (for example, government mandated seismic modifications) then Lessor shall pay for such Capital Expenditure and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease or any extension thereof, on the date that on which the Base Rent is due, an amount equal to [***] of the portion of such costs reasonably attributable to the Premises. Lessee shall pay Interest on the balance but may prepay its obligation at any time. If, however, such Capital Expenditure is required during the last 2 years of this Lease or if Lessor reasonably determines that It is not economically feasible to pay its share thereof, Lessor shall have the option to terminate this Lease upon ninety (90) days prior written notice to Lessee unless Lessee notifies Lessor, In writing, within ten (10) days after receipt of Lessor’s termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate, and falls to tender Its share of any such Capital Expenditure, Lessee may advance such funds and deduct same, with interest, from Rent until Lessor’s share of such costs have been fully paid. If Lessee is unable to finance Lessor’s share, or if the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Lessee on an offset basis, Lessee shell have the right to terminate this Lease upon thirty (30) days written notice to Lessor.

(c)    Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in the Agreed Use, a change in intensity of any use, a modification to the Premises, or were reasonably foreseeable at the time Lessee entered into this Lease or any extension of the Term hereof, then, and in that event, Lessee shall either: (I) immediately cease such changed use or intensity of use and/or take such other steps as may be necessary to eliminate the requirement for such Capital Expenditure, or (II) complete such Capital Expenditure at its own expense. Lessee shall not, however, have any right to terminate this Lease as a result of the Capital Expenditures contemplated in this subparagraph 23(c).

2.4    Acknowledgements. Lessee acknowledges that: (a) it has been, given an opportunity to inspect and measure the Premises, (b) it has been advised by Lessor and/or Brokers, to satisfy itself with respect to the size and condition of the Premises (Including but not limited to the electrical, HVAC and fire sprinkler systems, security and environmental aspects of the Premises and its environs, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Lessee’s intended use, (c) Lessee has made such investigation as it deems necessary with reference to such matters, except as provided in this Lease, and assumes all responsibility therefor as the same relate to its occupancy of the Premises, (d) it is not relying on any representation as to the size of the Premises made by Brokers or Lessor (e) the actual square footage of the Premises was not material to Lessee’s decision to lease the Premises and Pay the Rent stated herein, and (f) neither Lessor, Lessor’s agents, nor any other party have made any oral or written representations or warranties with respect to said’ matters’ other than as set forth in this Lease.

2.5    Lessee as Prior Owner/Occupant. The warranties made by Lessor in Paragraph 2 shall be of no force or effect If Immediately prior to the Start Date Lessee Is the owner occupant of, or has beneficial interest in, the Premises (other than any Early Possession). In such event, Lessee shall be responsible for any necessary corrective work.

3.    Term.

3.1    Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.

3.2    Early Possession. Any provision herein granting Lessee Early Possession of the Premises is subject to and conditioned upon the Premises being available for such possession prior to the Commencement Date. Any grant of Early Possession only conveys a non-exclusive to occupy the Premises. If Lessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such Early Possession, All other terms of this Lease (including but not limited to the obligations to pay Real Property Taxes and insurance premiums and to maintain the. Premises) shall be in effect during such period. Any such Early Possession shall not affect the Expiration Date.

3.3    Delay in Possession. Lessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises to Lessee by the Commencement Date. If, despite said efforts, Lessor is unable to deliver possession by such date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or change the Expiration Date. Lessee shall not, however, be obligated to pay Rent or perform its other obligations until Lessor delivers possession of the Premises and any period of rent abatement that Lessee would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Lessee would otherwise have enjoyed under the terms hereof, but minus any days of delay caused by the acts or omissions of Lessee. If possession is not delivered within sixty (60) days after the Commencement Date, as the same may be extended under the terms of any Work Letter executed by Parties, Lessee may, at its option, by notice in writing within ten (10) days after the end of such 60 day period cancel this Lease. If such written notice is not received by Lessor within said 10 day period, Lessee’s right to cancel shall terminate. If possession of the Premises is not delivered within ninety (90) days after the Commencement Date, this Lease shall terminate unless other agreements are reached between Lessor and Lessee, in writing. In the event of cancellation or termination pursuant to the provisions of this paragraph 3.3 the Parties shall be discharged from all obligations and any related liability hereunder as of the effective date of said cancellation or termination.

3.4    Conditions Precedent. Lessor shall not be required to deliver possession of the Premises to Lessee until (a) Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5), and (b) Lessee has satisfied any other conditions Lessee is required to perform prior to or concurrent with the Start Date (“Conditions Precedent”). Pending satisfaction of the Conditions Precedent, and notwithstanding Lessor’s election to withhold possession pending satisfaction of the Conditions Precedent, the Start Date shall occur, the Expiration Date shall remain unchanged, and Lessee shall be required to perform all of its obligations under this Lease from and after the Start Date, Including but not limited to the payment of Rent.

4.    Rent.

4.1    Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent (“Rent”).

4.2    Payment. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. Any “grace period” or other delay or forbearance of Lessor’s remedies for late payment of Rent, whether with or without compensation, shall not be deemed a waiver or amendment to the due date thereof, time being of the essence. In the event that any invoice prepared by Lessor is inaccurate such Inaccuracy shall not constitute a waiver and Lessee shall be obligated to pay the amount set forth In this Lease regardless of the reason for the error or the passage of time: Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate In writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Rent, regardless of Lessor’s endorsement of any check so stating. In the event that any check, draft, or other instrument of payment given by Lessee to Lessor is dishonored for any reason, Lessee agrees to pay to Lessor the sum of $50 in addition to any Late Charge and Lessor, at its option, may require all future Rent be paid by cashier’s check, direct wire transfer, or other certified and verifiable form of payment. Payments will be applied to outstanding charges in the order Incurred, but first to accrued late charges and attorney’s fees, second to accrued Interest, third to insurance and Real Property Taxes, fourth to Base Rent, and any remaining amount to any other outstanding charges or costs.

4.3    Operating Expense Recovery. In addition to Base Rent, Lessee shall pay to Lessor in advance an amount equal to Lessor’s reasonably monthly estimate of all expenses incurred by Lessor in the ownership and operation of the Premises which are Lessee’s responsibility under this lease but which are administered and/or paid by Lessor for the convenience of the Parties or as provided elsewhere In this Lease, including but not limited to (i) [***] of costs incurred for Real Property Taxes (paragraph 10); (ii) [***] of costs incurred for Insurance (paragraph 8); (iii) [***] of the costs incurred for utilities and services (if Lessor incurs such costs in accordance with paragraph 11), Service Contracts maintained by Lessor (paragraph 7.1(b)), and owner’s association or other fees levied or assessed against the Premises (“Operating Expenses”), and (iv) if Lessor utilizes a third party property manager, a property management fee not to exceed [***] of the Base Rent. Monthly installments of Real Property Tax, Insurance, estimated Operating Expense, and property management fee shall be calculated by Lessor, explained in writing in satisfactory detail to Lessee, and paid at the same time and in the same manner as the Base Rent.

5.    Security Deposit. Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee’s faithful performance of Its obligations under this Lease. If Lessee falls to pay Rent, or otherwise Defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount already due Lessor, for Rents which will be due in the future, and/ or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within ten (10) days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. If the Base Rent increases during the term of this Lease, Lessee shall; upon written request from

Lessor, deposit additional monies with Lessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the Initial Security Deposit bare to the initial Base Rent. Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublessee or assignee, Lessor shall have the right to Increase the Security Deposit to the extent necessary, in Lessor’s reasonable judgment to account for any increased wear and tear or other diminishment that the Premises may suffer as a result thereof. If a change in control of Lessee occurs during this Lease and following such change the financial condition of Lessee is, in Lessor’s reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on such change in financial condition. Lessor shall not be required to keep the Security Deposit separate from its general accounts. Within ninety (90) days after the expiration or termination of this Lease, Lessor shall return that portion of the Security Deposit not used or applied by Lessor as permitted herein, except that If more than 90 days are required to correct any deferred maintenance In the Premises then Lessor may retain such portion of the Security Deposit as necessary until all such costs are known. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease including, but not limited to, the last month’s rent.

6.    Use.

6.1    Use. Lessee shall use and occupy the Premises only for the Agreed Use and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that will, or is likely to, be unlawful, create damage, waste or a nuisance, impair the structural Integrity of the improvements on the Premises or the Project and the mechanical or electrical systems therein, be significantly more burdensome to the Premises or Injurious to the reputation of the Premises than the initial Agreed Use, or which disturbs occupants of or causes damage to neighboring premises or properties. Lessee-Shall not keep or allow in the Premises any pets, animals, birds, fish, or reptiles other than licensed service animals (i.e. guide, signal and seeing eye dogs). Lessor, at Lessor’s sole option, may grant its consent to an advance written request for a mollification of the Agreed Use which complies with the restrictions herein.

6.2    Hazardous Substances.

(a)    Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, in amounts, quantities, concentrations or with physical or chemical characteristics present on the Premises either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public or pose; a present or potential hazard to human health, safety or welfare, the environment or the Premises, (ii) are regulated; monitored or classified by any applicable governmental authority as hazardous, or (iii) reasonably constitute a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance, at Lessee’s sole cost and Applicable Requirements. “Reportable Use” shall include, but not be limited to, (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials kept in consumer packaging which are reasonably required to be used in the normal course of the Agreed Use, such as ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household and office cleaning materials, so long as such use is to compliance with all Applicable Requirements, not a Reportable Use; and does not expose the Premises or neighboring property to any meaningful material risk of contamination-or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable-Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect-itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements or other secondary containment) and/or increasing the Security Deposit.

(b)    Duty to inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, whether or not constituting a Reportable Use or Hazardous Substance Condition, then Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any disclosure, report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

(c)    Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled, released or disposed of in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s expense, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any. contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party.

(d)    Lessee Indemnification. Lessee shall Indemnify, defend, reimburse, and hold Lessor, its agents, employees, lenders and ground lessor, If any, harmless from and against any and all loss of rents, direct or consequential damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and Consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, or any third party; provided, however, that Lessee shall have no liability under this Lease with respect to (i) underground migration of any Hazardous Substance under the Premises from adjacent properties not caused or contributed to by Lessee, or (ii) any damages, liabilities, judgments, claims, expenses, penalties, and reasonable attorneys’ and consultants fees arising out of or Involving any Hazardous Substance brought onto or released on, at, or around the Premises by Lessor, Its agents, or representatives. Lessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of Investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease, No termination, cancellation or release agreement entered Into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

(e)    Lessor Indemnification. Except as otherwise provided in paragraph 8.7, Lessor and its successors and assigns shall indemnify, defend, and hold Lessee, its employees, affiliates, officers, directors, successors, assigns, and lenders, harmless from and against any and all direct environmental damages, including the cost of remediation, which result from Hazardous Substances which existed on the Premises prior to Lessee’s occupancy or which are caused by the gross negligence or willful misconduct of Lessor, its agents or employees. Lessor’s obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

(f)    Investigations and Remediations. Lessor shall retain the responsibility and pay for any Investigations or remediation measures required by governmental entitles having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to Lessee’s occupancy, unless such remediation measure is required as a result of Lessee’s use (including “Alterations,””, as defined in paragraph 7.3(a) below) of the Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully In any such activities at the request of lessor; including allowing Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor’s Investigative and remedial responsibilities.

(g)    Lessor Termination Option. If a Hazardous Substance Condition (see Paragraph 9.1(e)) occurs during the term of this Lease, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor’s rights under Paragraph 6.2(d) and Paragraph 13), Lessor may, at Lessor’s option, either (I) investigate and remediate such Hazardous Substance Condition, if required, in a timely and commercially reasonable manner at Lessor’s sole expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds twelve (12) times the then monthly Base Rent or [***], whichever is greater, give written notice to Lessee, within thirty(30) days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor’s desire to terminate this Lease as of the date sixty (60) days following the date of such notice. In the event Lessor elects to give a termination notice, Lessee may, within ten (10) days thereafter, give written notice to Lessor of Lessee’s commitment to pay the amount by which the cost of the remediation of such Hazardous Substance Condition exceeds an amount equal to twelve (12) times the then monthly Base Rent or [***], whichever is greater. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within thirty (30) days following such commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as of the date specified in Lessor’s notice of termination.

6.3    Lessee’s Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee’s sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire Insurance underwriter or rating bureau, and the recommendations of Lessor’s engineers and/or consultants which relate in any manner to such requirements, without regard to whether such Requirements are now in effect or become effective after the Start Date. Lessee shall, within ten (10) days after receipt of Lessor’s written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee’s compliance with any Applicable Requirements specified by Lessor and shall, promptly following receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or Involving the failure of Lessee or the Premises to comply with any Applicable Requirements. Likewise, Lessee shall promptly give written notice to Lessor of: (i) any water damage to the Premises and any suspected seepage, pooling, dampness or other condition conducive to the production of mold other than de minimis damage; or (ii) any mustiness or other odors that might indicate the presence of mold in the Premises other than de minimis amounts. In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor at least ten (10) days prior to the use of any substance constituting a Reportable Use. In addition, Lessee shall provide Lessor with copies of its business license, certificate of occupancy and/or any similar document within ten (10) days of the receipt of a written request therefor.

6.4    Inspection; Compliance. Lessor, Lessor’s Lender (as defined in Paragraph 30), and their respective consultants shall have the right to enter into the Premises at any time in the case of an emergency, and otherwise at reasonable times after reasonable notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. Any Such inspections shall be conducted in such a manner as to minimize disruption to Lessee’s operations and business. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a Hazardous Substance Condition (see paragraph 9.1) Is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall upon request reimburse Lessor for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination. In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor within ten (10) days of the receipt of a written request therefor.

7.    Maintenance; Repairs, Utility Installations; Trade Fixtures and Alterations.

7.1    Lessee’s Obligations.

(a)    In General. Subject to the provisions of Paragraph 2.2 (Condition); 23 (Compliance), 6.3 (Lessee’s Compliance with Applicable Requirements), 7.2 (Lessor’s Obligation’s), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole cost and expense, exercise best maintenance practices so as to keep the Premises, including Utility Installations (intended for Lessee’s use, no matter where located) and Alterations, in good order, condition and repair (regardless of the condition in which received and in any event not less attractive, complete and functional for the originally Intended use than the condition in which received, and whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements, or the age of such portion of the Premise’s); including, but not limited to, all equipment or facilities, such as plumbing, HVAC equipment, electrical, lighting facilities, boilers; pressure Vessels, fire protection systems, fixtures, walls (interior and exterior), foundations, ceilings, roofs, roof coverings, roof drainage systems, floors, windows, doors, locks, plate glass, skylights, landscaping, paving, driveways, parking lots, fences, retaining walls, signs, markings, sidewalks and parkways located in, on, or adjacent to the Premises. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7.1(b) below. Lessee’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair, including taking those actions required to maintain all warranties and guaranties covering the Premises and/or its components (Including, but not limited to, HVACR equipment and roofing membrane) continuously In full force and effect. Lessee shall, during the term of this Lease, keep the exterior appearance of the Building In good and attractive condition (including, e.g. window cleaning, graffiti removal) consistent with the exterior appearance of other similar facilities of comparable age and size in the vicinity including, when necessary but in no event less often than every eight (8) years, the exterior repainting of the Building.

(b)    Service Contracts. Lessee shall, at Lessee’s sole expense, procure and maintain contracts for the regular and periodic monitoring, inspection, testing, and/or preventative maintenance, as appropriate (“Service Contracts”), with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in, the following equipment and/or improvements installed on the Premises, if any: (i) heating, ventilation, air conditioning, refrigeration, boilers and pressure vessels, (ii) sump pumps and lift stations, (iii) fire sprinklers and life safety, (iv) landscaping and irrigation; (v) roof covering and drains, (vi) dock doors, levelers and truck restraints, (vii) emergency or standby generators, (viii) storm water pollution prevention, and (ix) other mechanical systems reasonably required. by Lessor. If Lessee fails to procure and maintain any of the Service Contracts as required above, Lessor reserves the right, upon notice to Lessee, to procure and maintain any or all of the Service Contracts, and Lessee shall reimburse Lessor, upon demand, for the expense thereof as provided in fills Lease.

(c)    Failure to Perform. If Lessee falls to perform Lessee’s obligations under this Paragraph 7.1, Lessor may (but is not obligated to) enter upon the Premises after ten (10) days’ prior written notice to Lessee (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Lessee’s behalf, and put the Premises In good order, condition and repair, and Lessee shall promptly pay to Lessor a sum equal to [***] of the cost thereof.

(d)    Replacement of Major Components. Subject to Lessee’s indemnification of Lessor as set forth In Paragraph 8.7 below, and without relieving Lessee of full liability for replacement if the need therefor results from Lessee’s failure to fulfill its duties as specified In this Paragraph 7.1, if an item described in Paragraph 7.1(b) cannot be repaired other than at a cost which exceeds the greater of [***] of the cost of replacing such item or [***], then such item shall be replaced or restored as reasonably determined by Lessor and the cost thereof shall be shared evenly by Lessor and Lessee. Lessee’s share of the cost to replace said item shall be paid by Lessee to Lessor, over the remaining life of the Lease, at a rate of [***] of Lessee’s share per month.

(e)    Documentation. Lessee shall fully document and retain all records related to the maintenance, repair, restoration, and replacements of the Premises, including all maintenance instructions and warranty documentation. Lessee shall provide copies of said documentation to Lessor upon request.

7.2    Lessor’s Obligations. Subject to the provision of Paragraphs-2.3 (Condition), 2.3 (Compliance), 9 (Damage or Destruction) and 14 (Condemnation), it is intended by the Parties hereto that Lessor have no obligation; in any manner whatsoever, to repair and maintain the Premises, or the equipment therein’, all of which obligations are intended to be that of the Lessee. It is the Intention of the Parties that the terms of this Lease govern the respective obligations, of the Parties as to the maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

7.3    Utility Installations; Trade Fixtures; Alterations.

(a)    Definitions. The term “Utility Installations” refers to all floor and window coverings, air and/or vacuum lines, power panels, electrical distribution, security and fire protection systems, data, and communication equipment, conduits and cabling, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises. The term “Trade Fixtures” shall mean Lessee’s machinery and equipment that can be removed without doing mated,’ damage to the Premises. The term “Alterations” shall mean any modification of the Improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. “Lessee Owned Alterations and/or Utility Installations” are defined as Alterations and/or Utility installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a).

(b)    Consent. Lessee shall not make any Alterations or Utility Installations to the Premises without Lessor’s prior written consent. Lessee may, however, make non-structural Alterations or Utility Installations to the Interior of the Premises without such consent but upon prior written notice to Lessor, as long as they are not visible from the outside, do not Involve puncturing, relocating or removing the roof or any existing walls, do not Involve placing anything on or suspending anything from the roof, will not affect the electrical, plumbing, HVAC, and/or life safety systems, and the cumulative cost thereof during this Lease as extended does not exceed a sum equal to [***] in the aggregate or a sum equal to [***] in any one year. Notwithstanding the foregoing, Lessee shall not make or permit any roof penetrations, install anything on or suspend anything from the roof structure. Lessor may, as a precondition to granting such consent,. require Lessee to utilize a contractor chosen and/or approved by Lessor. Any Alterations or Utility installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans; Consent shall be deemed conditioned upon Lessee’s: (I) acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the approved permits and the approved plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed In a workmanlike manner with good and sufficient materials matching or exceeding those existing in the Premises. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications in electronic format (i.e., Microsoft Word or AutoCAD as appropriate), the original approved plans with approved field changes (if any), the signed building inspection card showing final inspection approval, and the original Certificate of Occupancy. For work which costs an amount in excess of one month’s Base Rent, Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to [***] of the estimated cost of such Alteration or Utility Installation and/or. upon Lessee’s posting an additional Security Deposit with Lessor.

(c)    Liens; Bonds. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialman’s lien against the Premises or any interest therein. Lessee shall give. Lessor not less than fifteen (15) days’

notice, time being of the essence, prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post and record notices of non-responsibility related thereto. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole cost and expense defend and protect Itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond In an amount equal to [***] of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor’s attorneys’ fees and costs.

7.4    Ownership; Removal; Surrender; and Restoration.

(a)    Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Alterations and/or Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, however, In no event, no less than 270 days prior to the Expiration Date, elect In writing to be the owner of all or any specified part of the Lessee Owned Alterations and/or Utility Installations. Unless otherwise instructed per paragraph 7.4(b) hereof, all Lessee Owned Alterations and/or Utility Installations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises in, attractive, complete and fully functional condition.

(b)    Removal. By delivery to Lessee of written notice from Lessor no less than 180 days prior to the end of the term of this Lease, Lessor may require that any or all Lessee Owned Alterations and/or Utility Installations be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations and/or Utility installations made without the required consent;

(c)    Surrender; Restoration. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the Improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear and de.minimis alterations (such as nail holes) excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by best maintenance practices; (For advisory guidance as to what Lessor considers ordinary wear and tear refer to Exhibit B -“Tenant’s Guide to Move Out Condition.”) Notwithstanding the foregoing, if this Lease is for twelve (12) months or less, then Lessee Shall surrender the Premises in the same condition as delivered to Lessee on the Start Date on the condition required herein with NO alley/ante for ordinary wear and tear. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall remove from the Premises any and all Hazardous Substances brought onto the Premises by or for Lessee, or its agents, contractors, employees or Invitees (except Hazardous Substances which were deposited via underground migration from areas outside of the Premises) to the level specified in Applicable Requirements. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. Any personal property of Lessee not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor in Lessor’s sole discretion and Lessee hereby indemnifies, protects, and holds harmless and releases Lessor from liability therefor and does waive the benefit of a statute which would otherwise prevent Lessor from disposing of or retaining any personal property abandoned on the Project or in the Premises. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7:4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 26 herein.

8.    Insurance; Indemnity.

8.1    Payment For insurance. Lessee shall pay for all insurance required under Paragraph 8 except to the extent of the cost attributable to liability Insurance carried by Lessor under Paragraph 8.2(b) in excess of [***] per occurrence. Premiums for policy periods commencing prior to or extending beyond the Lease term shall be prorated to correspond to the Lease term. Payment shall be made by Lessee to Lessor within ten (10) days following receipt of an invoice.

8.2    Liability Insurance.

(a)    Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee and Lessor as an additional Insured against claims for bodily injury, personal Injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than [***] per occurrence with an annual aggregate of not less than [***]. Lessee shall add Lessor as an additional Insured by means of an endorsement at least as broad as the Insurance Service Organization’s “Additional Insured-Managers or Lessors of Premises” Endorsement. The policy shall not contain any Intra-Insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “Insured contract” for the performance of Lessee’s indemnity obligations under this Lease, The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. Lessee shall provide an endorsement on its liability policy(s) which provides that Its Insurance shall be primary to and not contributory with any similar insurance carried by Lessor, whose Insurance shall be Considered excess insurance only.

(b)    Carried by Lessor. Lessor shall maintain liability insurance as described in Paragraph 8.2(a) providing single limit coverage in an amount not less than [***] per occurrence with an annual aggregate of not less than [***], in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

8.3    Property Insurance - Building, Improvements and Rental Value.

(a)    Building and improvements. Lessor shall obtain and keep in force a policy or policies In the name of Lessor, with loss payable to Lessor, any ground-lessor, and to any Lender, insuring loss or damage to the Premises. The amount of such Insurance shall be equal to the full insurable replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the commercially reasonable and available insurable value thereof. Lessee Owned Alterations and Utility Installations, Trade Fixtures and Lessee’s personal property shall be insured by Lessee, not by Lessor. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless-required by a Lender), Including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition;

reconstruction or replacement of any portion of the Premises as the result of a covered loss. Sold policy or policies shall also contain an agreed valuation provision In lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an Increase in the annual property Insurance coverage amount by a factor of not less than the adjusted-U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed [***] per occurrence, and Lessee shall be liable for the actual deductible amount in the event of an Insured Loss.

(b)    Rental Value. Lessor shall obtain and keep in force a policy or policies In the name of Lessor with loss payable to Lessor and any Lender, Insuring the loss of the full Rent for one year with an extended period of indemnity for an additional 180 days (“Rental Value Insurance”). Said insurance shall contain an agreed valuation provisions in lieu deny coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee; for the next 12 month period. Lessee shall be liable for any deductible in the event of such loss.

(c)    Adjacent Premises. If the Premises are part of a larger building, area group of buildings owned or controlled by Lessor or an affiliate of Lessor and which are adjacent to the Premises; Lessee for any Increase in the premiums for the property insurance of such building or buildings if said increase is caused by Lessee’s acts, omissions, use or occupancy of the Premises.

8.4    Lessee’s Property; Business Interruption Insurance; Worker’s Compensation Insurance.

(a)    Property Damage. Lessee shall obtain and maintain Insurance coverage on all of Lessee’s personal property, Trade Fixtures, and Lessee Owned Alterations and/or Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed [***] per occurrence. The proceeds from any such Insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations.

(b)    Business Interruption. Lessee shall obtain and maintain loss of-income-and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against.by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

(c)    Worker’s Compensation Insurance. Lessee Shall obtain and maintain Worker’s Compensation Insurance in such amount as may be required by Applicable Requirements. Such policy shall include a ‘Waiver of Subrogation’ endorsement. Lessee shall provide Lessor with a copy of such endorsement along with the certificate of insurance or copy of the policy required by paragraph 8.5.

(d)    No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business, operations or obligations under this Lease.

8.5    Insurance Policies. Insurance required herein shall be by companies maintaining during the policy term a “General Policyholders Rating” of at least A-, VII, as set forth in the most current issue of “Best’s Insurance Guide,” or such other rating as may be required by a

Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Start Date, deliver to Lessor certified copies of policies of, such insurance or certificates with copies of the required endorsements evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Lessor. Lessee shall, at least ten (10) days prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.6    Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

8.7    Indemnity. Except to the extent of the gross negligence or willful misconduct of Lessor, Its agents or contractors, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its owners, partners, members, agents, assigns, Lessor’s master or ground lessor, and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee, its subtenants, and assignees. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters Lessee shall, promptly upon notice, defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified.

8.8    Exemption of Lessor and its Agents from Liability. As a material consideration, without which Lessor would not agree to enter into this Lease, notwithstanding the negligence or breach of this Lease by Lessor or its agents, neither Lessor nor its agents shall be liable under any circumstances for: (i) injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, Indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the building of which the Premises or Project are a part, or from other sources or places, (ii) any damages arising from any act or neglect of any other tenant of Lessor or from the failure of Lessor or its agents to enforce the provisions of any other lease in the Project, or OW injury to Lessee’s business or for any loss of income or profit therefrom. Instead, it is intended that Lessee’s sole recourse in the event of such damages or injury be to file a claim on the insurance policy(ies) that Lessee Is required to maintain pursuant to the provisions of paragraph 8.

8.9    Failure to Provide Insurance. Lessee acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Lessee shall deliver to Lessor, once per year on the renewal date of each applicable policy (but no less than 15 days following such renewal date), binders or certificates evidencing the existence of the required insurance. For any month or portion thereof that Lessee does not maintain the required insurance, the Base Rent shall be automatically increased, without any requirement for notice to Lessee, by an amount equal to [***], whichever is greater. The parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Lessor will incur by reason of Lessee’s failure to maintain the required insurance. Such increase in Base Rent shall in no event constitute a waiver of Lessee’s Default or Breach with respect to the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Lessee of its obligation to maintain the insurance specified in this Lease.

9.    Damage or Destruction.

9.1    Definitions.

(a)    “Premises Partial Damage” shall mean damage or destruction to the Improvements on the Premises, other than Lessee Owned Alterations and/or Utility Installations, which can reasonably be repaired in six (6) months or less (excluding the time to obtain required permits) from the date of the damage or destruction. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(b)    “Premises Total Destruction” shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and/or Utility Installations and Trade Fixtures, which cannot reasonably be repaired in six (6) months or less (excluding the time to obtain required permits) from the date of the damage or destruction. Lessor shall notify Lessee In writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(c)    “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and/or Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(d)    “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing Immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

(e)    “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance in, on, or under the Premises which requires remediation.

9.2    Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor’s expense, promptly repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations and/or Utility Installations) in a commercially reasonable manner and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor’s election, make the repair of any damage or destruction the tote cost to repair of which is [***] or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, Lessor shall promptly contribute the shortage in proceeds (except as to the deductible which is Lessee’s responsibility) as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within ten (10) days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said 10 day period, the party responsible for making the repairs shall complete them as scion as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within ten (10) days thereafter to: (I) make such restoration and repair as is commercially reasonable with. Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or (II) have this Lease terminate thirty (30) days thereafter. Lessee shall not be entitled to reimbursement of any funds contributed by. Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

9.3    Partial Damage - Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs (unless caused by a negligent or willful act of Lessee in which event Lessee shall make the repairs at Lessee’s expense), Lessor may either: (I) repair such damage as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (II) terminate this Lease by giving written notice to Lessee within thirty (30) days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective sixty (60) days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within ten (10) days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such, damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within thirty (34) days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall-promptly proceed to make such repairs in a commercially reasonable manner after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.4    Total Destruction. Notwithstanding any other provision hereof, If a Premises Total Destruction occurs, this Lease shall terminate sixty (60) days following such Destruction. If the damage or destruction was caused by the negligence or misconduct of Lessee, Lessor shall have the right to recover Lessor’s damages from Lessee, except as provided in Paragraph 8.6.

9.5    Damage Near End of Term. If at any time during the last six (6) months of this Lease there is damage for which the cost to repair exceeds one month’s Base Rent, whether or not an insured Loss, Lessor may terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving a written termination notice to Lessee within thirty (30) days after the date of occurrence of such damage.

Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend the term of this Lease or to purchase the Premises, then Lessee may preserve this Lease by (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (I) the date which is ten (10) days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (U) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, promptly repair such damage in a commercially reasonable manner and this Lease shall continue in full force and effect. If Lessee falls to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified In the termination notice and Lessee’s option shall be extinguished.

9.6    Abatement of Rent; Lessee’s Remedies.

(a)    Abatement. In the event of Premises Partial Damage or Premises Total Destruction .or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated In proportion to the. degree to which Lessee’s use of the Premises is reasonably and materially impaired, but not to exceed the time period for which Lessor is Squired to carry Rental Value insurance under this Lease. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein:

(b)    Remedies. If Lessor is obligated to repair or restore the Premises and does not commence such repair or restoration within ninety (90) days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee’s election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice: if Lessee gives such notice and such repair or restoration is not commenced within thirty (30) days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within such 30 days, this Lease shall continue in full force and effect. “Commence” in this paragraph 9.6 shall mean either the authorization of -the preparation of the required plans, application for the required permits or permissions, or the beginning of the actual work on the Premises, whichever first occurs.

9.7    Termination; Advance Payments. Upon termination of this Lease pursuant to Paragraph 6.2(g) or Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee’s Security Deposit as has not been, or is not then required to be, used by Lessor.

10.    Real Property Taxes.

10.1    Definition. As used herein, the term “Real Property Taxes” shall include any form of assessment; general, special, ordinary or extraordinary real estate tax; rental levy or receipts tax (other than inheritance, corporate, personal income or estate taxes); improvement bond; and/or business or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Premises or the Project, Lessor’s right to other income therefrom, and/or Lessor’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises are located. Real Property Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) Imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Premises, and (ii) levied or assessed on machinery or equipment provided by Lessor to Lessee pursuant to this Lease-.

10.2    Payment of Taxes. In addition to Base Rent, Lessee shall pay to Lessor an amount equal to the Real Property Tax Installment due at least twenty (20) days prior to the applicable delinquency date. If any such installment shall cover any period of time prior to or after the expiration or termination of this Lease, Lessee’s share of such installment shall be prorated. Lessor may elect to estimate the current Real Property Taxes and require that such taxes be paid in advance to Lessor by Lessee monthly In advance with the payment of the Base Rent. Such monthly payments shall be an amount equal to the amount of the estimated installment of taxes divided by the number of months remaining before the month in which said installment becomes delinquent. When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payments shall be adjusted as required to provide the funds needed to pay the applicable taxes (subject to any pro rata adjustments, as provided above). If the amount collected by Lessor is Insufficient to pay such Real Property Taxes when due (subject to any pro rata adjustments, as provided above), Lessee shall pay Lessor, promptly upon demand, such additional sum as is necessary. If the amount collected by Lessor is in excess of the amount needed to pay such Real Property Taxes when due, Lessor shall apply such overpayment to the next tax period. Advance payments may be Intermingled with other moneys of Lessor and shall not bear interest. In the event of a Breach by Lessee in the performance of its obligations under this Lease, then any such advance payments may be treated by Lessor as an additional Security Deposit.

10.3    Joint Assessment. If the Premises are not separately assessed, Lessee’s liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be conclusively determined by Lessor from the respective valuations assigned in the assessor’s work sheets, parcel maps, or such other information as may be reasonably available.

10.4    Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Utility installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee. When possible, Lessee shall cause its Lessee Owned Alterations and/or Utility installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within ten (10) days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

11.    Utilities and Services. Lessee shall pay for all water, gas, heat, light, power, telephone, data, trash disposal, Service Contracts, and all other utilities and services supplied to the Premises, together with any taxes thereon. Lessor may administer and/or pay for the utilities and/or services only if Lessee requests that Lessor administer utilities and/or services, or if the Lessor holds more than one Lease for the Premises. If any such utilities and services are administered and/or paid by Lessor then Lessee shall pay Lessor monthly[***] of said charges, or if said charges are jointly metered or billed a reasonable proportion thereof to be determined by Lessor. There shall be no abatement of rent and Lessor shall not be liable In any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service whether due to riot, strike, labor dispute, breakdown, accident, repair or any other cause beyond Lessor’s reasonable control or in cooperation with governmental request or directions, and nothing in this paragraph 11 shall obligate Lessor to provide or maintain any utility or service.

12.    Assignment and Subletting.

12.1    Lessor’s Consent Required.

(a)    Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Premises without Lessor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b)    Unless Lessee is a corporation and its stock is publicly traded on a national stock exchange, a change in the control of Lessee shall constitute an assignment requiring consent, the transfer, on a cumulative basis, of 25% or more of the voting control of Lessee shall constitute a change in control for this purpose.

(c)    The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out, private equity transaction, recapitalization or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee’s assets occurs, which results or will result in a reduction of the Net Worth of Lessee by an amount greater than 25% of such Net Worth as it was represented at the time of the execution of this Lease or at the time of the most recent extension of the term or prior assignment or sublease to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater, shall be considered an assignment of this Lease to which Lessor may withhold its consent. “Net Worth of Lessee” shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles consistently applied. The failure of Lessee to provide Lessor with at least thirty (30) days advance written notice of any of the above transactions accompanied by sufficient detail to demonstrate to Lessor’s reasonable satisfaction that there has not been a prohibited reduction in Net Worth may, at Lessor’s option, be deemed an Assignment without Lessor’s required consent.

(d)    An assignment or subletting without consent shall, at Lessor’s option, be a Default curable after notice per Paragraph 13.1(c), or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may either: (i) terminate this Lease, or (ii) upon 30 days written notice, increase the monthly Base Rent to [***] of the Base Rent then in effect. Further, in the event of such Breach and rental adjustment, all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease term shall be increased to [***] of the scheduled adjusted rent and the purchase price of any option to purchase the Premises or extend the Term or expand the Premises held by Lessee shall at Lessor’s option be either terminated or subject to similar adjustment to [***] of the price previously in effect.

(e)    Lessee’s remedy for any breach of Paragraph 12.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.

(f)    Lessor may reasonably withhold consent to a proposed assignment or subletting if Lessee is in Default at the time consent is requested or at the effective date of such assignment of subletting.

(g)    Notwithstanding the foregoing, allowing a de minimis portion of the Premises (i.e., 20 square feet or less) to be used by a third party vendor in connection with the installation of a vending machine or payphone shall not constitute a subletting.

12.2    Terms and Conditions Applicable to Assignment and Subletting.

(a)    Regardless of Lessor’s consent, no assignment or subletting shall, (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.

(b)    Lessor may accept Rent or performance of Lessee’s obligations from any person other than Lessee, whether pending approval or disapproval of an assignment or otherwise. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessee’s obligations or of Lessor’s right to exercise its rights under this Lease including remedies for Lessee’s Default or Breach.

(c)    Lessor’s consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

(d)    In the event of any Default or Breach by Lessee, Lessor may proceed directly against Lessee, any Guarantors or anyone else responsible for the performance of Lessee’s obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor’s remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor.

(e)    Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, Including but not limited to the intended use and/or required modification of the Premises, if any, together with a deposit of [***] towards Lessor’s actual costs of reviewing and processing said request. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested: (See also Paragraph 36)

(f)    Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by

Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.

(g)    Lessor’s consent to any assignment or subletting shall not transfer to the assignee or sublessee any Option granted to the original Lessee by this Lease unless such transfer.is specifically consented to by Lessor in writing. (See Paragraph 39.2)

(h)    Lessor and Lessee shall share equally in any sublease profits.

12.3    Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and (unless otherwise agreed by Lessor in writing as part of its consent to the sublease) shall be deemed Included in all subleases under this Lease whether or not expressly incorporated therein:

(a)    Lessee hereby assigns and transfers to Lessor all of Lessee’s interest in all Rent payable on any sublease, and Lessor may collect such Rent and apply same toward Lessee’s Obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee’s obligations, Lessee may collect said Rent. In the event that the amount collected by Lessor exceeds Lessee’s then outstanding obligations any such excess shall be refunded to Lessee les& Lessor’s share of the sublease rent. Lessor shall not, by reason of the foregoing or any assignment of such sublease; nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee’s obligations under this Lease, to pay to lessor all Rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to Inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary.

(b)    In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.

(c)    Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed.

(d)    No sublessee shall further assign or sublet all or any part of the Premises without Lessor’s express prior written consent.

(e)    Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall. have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

13.    Default; Breach; Remedies.

13.1    Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or Rules and Regulations under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

(a)    The abandonment of the Premises; the vacating of the Premises without providing a commercially reasonable level of security or where the coverage of the property insurance described in Paragraph 8.3 is jeopardized as a result thereof; failure to provide reasonable security or reasonable protection against vandalism.

(b)    The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due; to provide reasonable evidence of insurance or surety bond; or to fulfill any obligation under this Lease which endangers or threatens life or property, where any such failure continues for a period of five (5) business days following written notice to Lessee. THE ACCEPTANCE BY LESSOR OF A PARTIAL PAYMENT OF RENT OR SECURITY DEPOSIT SHALL NOT CONSTITUTE A WAIVER OF ANY OF LESSOR’S RIGHTS, INCLUDING, LESSOR’S RIGHT TO RECOVER POSSESSION OF THE PREMISES.

(c)    The failure of Lessee to allow Lessor and/or its agents access to the Premises in the manner provided in this Lease, or the commission of waste, act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Lessee, where such actions continue for a period of five (5) business days following written notice to Lessee.

(d)    The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the Service Contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate or financial statements, (v) a requested subordination, (vi) evidence concerning any guaranty and/or Guarantor, (vii) any document requested under Paragraph 42, (viii) material safety data sheets (MSDS), or (ix) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of ten (10) days following written notice to Lessee.

(e)    A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 40 hereof, other than those described in subparagraphs 13.1(a), (b), (c) or (d), above, where such Default continues for a period of thirty (30) days after written notice; provided, however, that if the nature of Lessee’s Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.

(f)    The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined In 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same Is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession Is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within

30 days; provided, however, in the event that any provision of this subparagraph is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(g)    The discovery that any financial statement of Lessee or of any Guarantor, assignee, or sublessee given to Lessor was materially false.

(h)    If the performance of Lessee’s obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor’s liability with respect to this Lease other than In accordance with the terms of such guaranty, (iii) a Guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor’s refusal to honor the guaranty, or (v) a Guarantor’s breach of its guaranty obligation on an anticipatory basis, and Lessee’s failure, within sixty (60) days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this Lease.

13.2    Remedies. If Lessee fails to perform any of its affirmative duties or Obligations within the applicable cure period under this Section 13, within ten (10) days after written notice of failure to perform (or in case of an Emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Lessee shall pay to Lessor an amount equal to 115% of the costs and expenses incurred by Lessor in such performance upon receipt of an invoice therefor. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach;

(a)    Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination ‘until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees,’ and that portion of any Inducement Provision and/or leasing commission paid by Lessor In connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which-the Premises are located at the time of award plus one percent. Efforts by Lessor to mitigate damages caused by Lessee’s Breach of this Lease shall not waive Lessor’s right to recover any damages to which Lessor is otherwise entitled. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace, period required under

Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform covenant or quit given to Lessee under the unlawful detainer statutes shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

(b)    Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, In which event Lessee may sublet or assign, subject only to reasonable limitations: Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s Interests, shall not constitute a termination of the Lessee’s right to possession.

(c)    Pursue any other remedy now or hereafter available under the laws or Judicial decisions of the jurisdiction(s) wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease, as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises.

13.3    Inducement Recapture. Any agreement for early possession, free or abated rent or other charges, or for the giving or paying by Lessor to or for Lessee of any Improvement, renovation, cash or other bonus, Inducement or consideration for Lessee’s entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions,” shall be deemed conditioned upon Lessee’s full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon Breach of this Lease by Lessee, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor under the Inducement Provisions shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of rent or the cure of the Breach which initiated the operation of this paragraph shall not be deemed a waiver by Lessor of the provisions of this paragraph unless specifically so stated in writing by Lessor at the time of such acceptance.

13.4    Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to Incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within five (5) days after such amount shell be due, then, without any requirement for notice to Lessee, Lessee shall Immediately pay to Lessor a one-time late charge equal to [***] of each such overdue amount or [***], whichever is greater. The Parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s Default or Breach with respect to such overdue amount, not prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) or more consecutive installments of Base Rent then; notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance.

13.5    Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor when due shall bear Interest from the thirty first (31st) day after its due date. The Interest (“Interest”) charged shall be computed at the rate of [***] per month but shall not exceed the maximum rate allowed by lam-Interest is payable in addition to the potential late charge provided for in Paragraph 13.4.

13.6    Breach by Lessor.

(a)    Notice of Breach. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than thirty (30) days after receipt by Lessor, and airy Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than 30 days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion.

(b)    Performance by Lessee on Behalf of Lessor. In the event that neither Lessor nor Lender cures said breach within thirty (30) days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Lessee may elect to cure said breach at Lessee’s expense and offset from Rent the actual and reasonable cost to perform such cure, provided, however, that such offset shall not exceed an amount equal to the greater of one month’s Base Rent or the Security Deposit, reserving Lessee’s right to seek reimbursement from Lesser for any such expense in excess of such offset. Lessee shall fully document the cost of said cure and supply said documentation to Lessor.

14.    Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent (10%) of the Building, or more than twenty five percent (25%) of that portion of the Premises not occupied by any building, is taken by Condemnation, Lessee may, at Lessee’s option, to be exercised in writing within ten (10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the material reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation paid by the condemnor for Lessee’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation to the extent that Lessor receives compensation for said damage from the condemnor.

15.    Brokerage.

15.1    Assumption of Obligations. Any buyer or transferee of Lessor’s interest in this Lease shall be deemed to have assumed Lessor’s obligations under any brokerage agreement referenced In paragraph 1.9(b).

15.2    Representations and Indemnities of Broker Relationships. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Lease. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto. Lessee’s Broker is informed that it shall look solely to Lessor’s Broker for any compensation related to this Lease.

16.    Estoppel Certificates.

(a)    Each Party (as “Responding Party”) shall within ten (10) days after written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a commercially reasonable Estoppel Certificate (see paragraph 16.(b)) in writing.

(b)    If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such 10 day period, the Requesting Party may deliver to the Responding Party a second (2nd) notice requesting the-Estoppel Certificate (the “Second Estoppel Certificate Notice”). If the Responding Party fails to deliver the estoppel certificate within ten (10) days’ notice after the Requesting Party delivers the Second Estoppel Certificate Notice, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (iii) if Lessor is the Requesting Party, not more than one month’s rent has been paid in advance plus such additional Information, confirmation and/or statements as may be reasonably requested by the Requesting Party (“Estoppel Certificate”). Prospective purchasers and encumbrances may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate. In addition, Lessee acknowledges that any failure on its part to provide such an Estoppel Certificate will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Accordingly, if Lessee fails to deliver the estoppel certificate within ten (10) days after Lessor delivers the Second Estoppel Certificate Notice, the scheduled monthly Base Rent immediately following the month in which Lessor requests the Estoppel Certificate, shall be automatically increased, without any requirement for notice to Lessee, to an amount equal to 110% of the then existing Base Rent schedule or $100, whichever is greater for remainder of the Lease. The Parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Lessor will incur by reason of Lessee’s failure to provide the Estoppel Certificate. Such increase In Base Rent shall in no event constitute a waiver of Lessee’s Default or Breach with respect to the failure to provide the Estoppel Certificate nor prevent, the exercise of any of the other rights and remedies granted hereunder.

(c)    Lessee and all Guarantors shall within ten (10) days after written notice from Lessor deliver to Lessor such financial statements as may be reasonably required to demonstrate the financial condition of Lessee, including but not limited to Lessee’s financial statements for the past 3 years. Any such request shall be made not more than once every one (1) calendar year, unless Lessor has good reasons to believe Lessee’s financial position is unsound. If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee and all Guarantors shall within ten (10) days after written notice from Lessor deliver to Lessor and to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, Including but not limited to Lessee’s financial statements for the past 3 years. All such financial statements shall be maintained by Lessor and such lender or purchaser In confidence and shall be used only for the purposes herein set forth.

17.    Definition of Lessor. The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee’s interest in the superior lease. In the event of a transfer of Lessor’s title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined.

18.    Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19.    Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

20.    Limitation on Liability. The obligations of Lessor under this Lease shall not constitute personal obligations of Lessor or its partners, members, directors, officers or shareholders, and Lessee shall look to the Premises, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and shall not seek recourse against Lessor’s partners, members, directors, officers or shareholders, or any of their personal assets for such satisfaction.

21.    Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

22.    No Prior or Other Agreements; Broker Disclaimer. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Lessee represents and warrants that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the use, nature, quality and character of the Premises.

23.    Notices.

23.1    Notice Requirements. All notices required or permitted by this Lease or applicable law shall be In writing (“Notice”) and may be delivered in person (by hand or by courier) or may be sent, by regular, certified or registered mail or U.S. Postal Service Express Mall, with postage prepaid, or by other courier providing a record of delivery, or by facsimile transmission, or by email, and shall be deemed sufficiently given if served in a manner specified In this Paragraph 23. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

23.2    Date of Notice. Any notice sent by registered or certified mail, return receipt requested, by United States Express Mall, by FedEx, UPS, DHL, or other courier providing a record of delivery, shall be deemed given on the date of delivery provided by the carrier or, if no delivery date is shown, the postmark on the USPS receipt card. If sent by regular mail the notice shall be deemed given 72 hours after the same is addressed as required herein and mailed with postage prepaid as shown on the proof of mailing. Notices transmitted by facsimile transmission or by email shall be deemed delivered upon confirmation of receipt (if by fax, one business day following the date shown on a confirmation report from fax machine is sufficient), provided a copy is also delivered via courier or mall. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

24.    Waivers.

(a)    No waiver by Lessor of the Default or Breach, of any term, covenant or condition hereof by Lessee, and no waiver by Lessee of any default or breach of any term, covenant or condition hereof by Lessor, shall be deemed a waiver by such party of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee, or any default or breach by Lessor, as applicable, of the same or of any other term, covenant or condition hereof. Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent.

(b)    The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of monies or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

(c)    THE PARTIES AGREE THAT THE TERMS OF THIS LEASE SHALL GOVERN WITH REGARD TO ALL MATTERS RELATED THERETO AND HEREBY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE TO THE EXTENT THAT SUCH STATUTE IS INCONSISTENT WITH THIS LEASE.

25.    Disclosures Regarding The Nature of a Real Estate Agency Relationship.

(a)    When entering into a discussion with a real estate agent regarding a real estate transaction, Lessee should from the outset understand what type of agency relationship or representation it has with the agent or agents in the transaction. Lessee acknowledges as follows:

(i) Lessor’s Agent. A Lessor’s agent under a listing agreement with the Lessor acts as the agent for the Lessor only. A Lessor’s agent or subagent has the following affirmative obligations: To the Lessor: A fiduciary duty of utmost care, integrity, honesty, disclosure, and loyalty in dealings with the Lessor. To the Lessee and the Lessor: a. Diligent exercise of reasonable skills and care in performance of the agent’s duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to Lessee any information obtained from the other Party, whether or not provided in confidence, which does not involve the affirmative duties set forth above.

(ii) Lessee’s Agent. An agent can agree to act as agent for the Lessee only. In these situations, the agent is not the Lessor’s agent, even if by agreement the agent may receive compensation for services rendered, either in full or in part from the Lessor or the Lessor’s Broker. An agent acting only for a Lessee has the following affirmative obligations. To the Lessee: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Lessee. To the Lessee and the Lessor: a. Diligent exercise of reasonable skills and care in performance of the agent’s duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or, desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential Information obtained from the other Party which does not involve the affirmative duties set forth above.

(iii) Agent Representing Both Lessor and Lessee. A real estate agent, either acting directly or through one or more associate licenses, can legally be the agent of both the Lessor and the Lessee in a transaction, but only with the knowledge and consent of both the Lessor and the Lessee. In a dual agency situation, the agent has the following affirmative obligations to both the Lessor and the Lessee: a. A fiduciary duty of utmost care; integrity, honesty and loyalty in’ the dealings with either Lessor or the Lessee. b. Other duties to the Lessor and the Lessee as stated above in subparagraphs (i) or (ii). In representing both Lessor and Lessee, the agent may not without the express permission of the respective Party, disclose to the other Party that the Lessor will accept rent in an amount less than that indicated in the listing or that the Lessee is willing to pay a higher rent than that offered. The above duties of the agent in a real estate transaction do not relieve a Lessor or Lessee from the responsibility to protect their own interests. Lessor and Lessee should carefully read all agreements to assure that they adequately express their understanding of the transaction.

26.    No Right To Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee falls to surrender possession on the date and in the manner as provided in this Lease (“Holdover”), then the Base Rent shall be increased to 150% of the Base Rent applicable immediately preceding the expiration or termination and all other Rent other than the Base Rent shall be increased to 110% of the amount otherwise provided in this Lease. Notwithstanding the provisions of Paragraph 4, Holdover Rent shall be calculated on a monthly basis without proration and be due and payable monthly in advance. Nothing contained herein shall be construed as consent by Lessor to any Holdover by Lessee.

27.    Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28.    Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

29.    Binding Effect; Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State and other jurisdiction(s) in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be Initiated in the County in which the Premises are located.

30.    Subordination; Attornment; Non-Disturbance.

30.1    Subordination. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (“Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

30.2    Attornment. In the event that Lessor transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) Lessee shall, subject to the non-disturbance provisions of Paragraph 30.3, attorn to such new owner, and upon request, enter into a new lease containing all of the terms and provisions of this Lease with such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Lessee and such new owner, and (ii) Lessor shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Lessor’s obligations except that such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Lessee might have against any prior lessor, (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior lessor which was not paid or credited to such new owner.

30.3    Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that Lessee’s possession of the Premises, and this Lease, Including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within sixty (60) days after the execution of this Lease, Lessor shall, if requested by Lessee, use commercially reasonable efforts to obtain a Non-Disturbance Agreement reasonably acceptable to Lessee from the holder of any pre-existing Security

Device which is secured by the Prernises.in the event that Lessor is unable to provide the Non-Disturbance Agreement within said 60 days, then Lessee may, at Lessee’s option, directly contact Lender and attempt to negotiate for the execution and delivery of a Non-Disturbance Agreement.

30.4    Self-Executing. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

31.    Attorneys’ Fees. If any Party brings an action or proceeding involving, the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($800 is a reasonable minimum per occurrence for such services and consultation).

32.    Lessor’s Access; Showing Premises; Repairs. Lessor and lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, Improvements or additions to the Premises as Lessor may deem necessary or desirable; and for the erecting, using and maintaining of utilities, services, antennas, signs, pipes and conduits on, over, and through the Premises and/or other premises (all of which rights and activities are reserved to Lessor unless specifically provide elsewhere in this Lease) as long as there is no material adverse effect to the Agreed Use. All such activities shall be without cost or increased maintenance burden, joinder, offset, compensation, abatement of rent or additional liability to Lessee.

33.    Auctions. Lessee shall not conduct, nor permit to be conducted, any marshalling, auction, dispersal, or bulk sales upon the Premises without Lessor’s prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit said activities.

34.    Signs. Lessor may place on the Premises ordinary “For Sale” signs at any time and ordinary “For Lease” signs during the last six months of the term hereof. Except for one ordinary “for sublease” sign, Lessee shall not place any sign upon the Premises without Lessor’s prior written consent. All signs must comply with all Applicable Requirements.

35.    Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate In the Premises; provided, however, that Lessor at Lessor’s sole option may elect to continue any one or all existing sub-tenancies.

36.    Consents. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld, conditioned or delayed unless otherwise specifically provided. Lessor’s actual reasonable costs and expenses (including but not limited to accountants’, architects’, attorneys’, engineers’ and other consultants’ fees) reasonably incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s Consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given, in the event that either Party disagrees with any determination subject to reasonableness made by the other Party hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within ten (10) business days following such request.

37.    Guarantor.

37.1    Execution. The Guarantors, if any, shall each execute a guaranty on the form most recently published by the AIR Commercial Real Estate Association, and each such Guarantor shall have the same obligations as Lessee under this Lease.

37.2    Default. It shall constitute a Default of the Lessee If any guarantor fails or refuses, upon request to provide: (a) evidence of the execution of the guaranty, including the authority of the party signing on Guarantor’s behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (b) current financial statements, (c) an Estoppel Certificate, or (d) written confirmation that the guaranty is still in effect.

38.    Quiet Possession. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

39.    Options. If Lessee is granted any Option, as defined below, then the following provisions shall apply:

39.1    Definition. “Option” shall mean: (a) the right to extend or reduce the term of or renew this Lease or to extend or reduce the term of or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase, the right of first offer to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

39.2    Options Personal To Original Lessee, Any Option granted to. Lessee in this Lease is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises. The Notice exercising an Option shall include Lessee’s certification In writing that Lessee has no Intention of thereafter assigning or subletting.

39.3    Multiple Options. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

39.4    Effect of Default on Options.

(a)    Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is due and unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in Breach of this Lease, or (iv) in the event that Lessee has been given three (3) or more notices of separate Default, whether or not the Defaults are cured, during the twelve (12) month period immediately preceding the exercise of the Option.

(b)    The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of Paragraph 39.4(a).

(c)    An Option shall terminate and be of no further force or effect, notwithstanding Lessee’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term or completion of the purchase, (i) Lessee falls to pay Rent for a period of thirty (30) days after such Rent becomes due (without any necessity of Lessor to give notice thereof), or (ii) if Lessee commits a Breach of this Lease.

40.    Rules and Regulations; Multiple Buildings. Lessee agrees that it will abide by and conform to all reasonable rules and regulations which Lessor may make from time to time for the management, safety, and care of the Premises and/or the Project, including the care and cleanliness of the grounds and including the parking, loading and unloading of vehicles, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Lessee also agrees to pay its fair share of common expenses incurred in connection with such rules and regulations.

41.    Security Measures. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or any other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties (other than Lessor’s contractors, agents and invitees).

42.    Reservations. Lessor reserves to Itself the right, from time to time, to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easement rights, dedication, map or restrictions. In connection therewith, Lessor may provide Lessee with reasonable temporary or substitute access to the Premises so long as there is no material impairment of the Agreed Use.

43.    Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay. A Party who does not initiate suit for the recovery of sums paid “under protest” with six months shall be deemed to have waived its right to protest such payment.

44.    Authority; Multiple Parties; Execution.

(a)    If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within thirty (30) days after request, deliver to the other Party satisfactory evidence of such authority.

(b)    If this Lease is executed by more than one person or entity as “Lessee,” each such person or entity shall be Jointly and severally liable hereunder. It is agreed that any one of the named Lessees shall be empowered to execute any amendment to this Lease, or other document ancillary thereto and bind all of the named. Lessees, and Lessor may rely on the same as if all of the named Lessees had executed such document.

(c)    This Lease may be executed by the Parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Instrument.

(d)    Lessor, at Lessor’s sole option, reserves onto itself, and Lessee shall not otherwise cause or permit the recordation or filing in the public record, of this Lease or any portion or memorandum thereof.

45.    Conflict. Any conflict between the printed provisions of this Lease and typewritten or handwritten provisions which have been mutually approved by the Parties in writing (such as by initials on the face of this lease or in an Addendum including, but not limited to, the Attachments specified in Paragraph 1.11) shall be controlled by those typewritten or handwritten provisions.

46.    Offer. Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

47.    Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

48.    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.

49.    Arbitration of Disputes. The Parties shall not have the right to submit disputes arising out of this Lease to Arbitration.

50.    Accessibility; Americans with Disabilities Act; Energy Star.

(a)    The Premises (select one):

X  have not undergone an inspection by a Certified Access Specialist (CASp).

     have undergone an inspection by a Certified Access Specialist (CASp) and it was determined that the Premises meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq.

     have undergone an inspection by a Certified Access Specialist (CASp) and it was determined that the Premises did not meet all applicable construction-related accessibility standards pursuant to California, Civil Code §55.51 et seq.

(b)    Notwithstanding the provisions of paragraph 2.3, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. Since compliance with the Americans with Disabilities Act (ADA) may be dependent upon Lessee’s specific use of the Premises, as well. as Lessee owned improvements purchased from the prior tenant, in the event that Lessee’s use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance Lessee agrees to make any such necessary modifications and/or additions at Lessee’s expense.

(c)    Lessee     has received, or X waives receipt of, Energy Star benchmarking information.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

NO REPRESENTATION OR RECOMMENDATION IS MADE AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES. LESSEE ACKNOWLEDGES THAT IT IS A SOPHISTICATED LESSEE OF REAL PROPERTY AND HAS BEEN PROVIDED THE OPPORTUNITY TO:

1.    SEEK QUALIFIED ADVICE AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE, AND

2.    REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES INCLUDING BUT NOT BE LIMITED TO THE: POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, ZONING, ACCESSIBILITY, ENERGY USAGE, STRUCTURAL INTEGRITY, CONDITION OF THE ROOF AND OPERATING SYSTEMS, LOCATION

AND SECURITY, AND IN ANY AND ALL OTHER RESPECTS THE SUITABILITY OF THE PREMISES FOR LESSEE’S INTENDED USE.

[Signature Page Follows]

[Signature Page to Industrial/Commercial Single-Tenant Lease — Net]

The Parties hereto have executed this Lease at the place and on the date specified above their respective signatures.

By LESSEE:	By LESSOR:

BALDA C.BREWER, INC., A CALIFORNIA CORPORATION	VOGEL PROPERTIES, INC., A CALIFORNIA CORPORATION

Executed at: Walnut, California	Executed at: Walnut, California
Date: 31 July 2015	Date: 7/31/15
By: /s/ Oliver Oechsle	By: /s/ William D. Vogel II
Name Printed: Oliver Oechsle	Name: William D. Vogel II
Title: Secretary	Its: President
By:	Address: 300 Paseo Tesoro, Walnut, CA 91789
Name Printed:	Telephone: (909) 598-7065
Title:	Facsimile: (909) 598-2917
Address:	Email: notice@vogelproperties.com
Federal Tax ID No.
Telephone:
Facsimile:
Email:
Federal Tax ID No.

[Attachments Follow (See Paragraph 1.11)]

(Signature Page to industrial/Commercial Single-Tenant Lease — Net)

The Parties hereto have executed this Lease at the place and on the date specified above their respective signatures.

By LESSEE:	By LESSOR:

BALDA C.BREWER, INC., A CALIFORNIA CORPORATION	VOGEL PROPERTIES, INC., A CALIFORNIA CORPORATION

Executed at:	Executed at: Walnut, California
Date:	Date:
By: /s/ Vincent Miur	By:
Name Printed: Vincent Muir	Name: William D. Vogel II
Title: COO	Its: President
By:	Address: 300 Paseo Tesoro, Walnut, CA 91789
Name Printed:	Telephone: (909) 598-7065
Title:	Facsimile: (909) 598-2917
Address:	Email: notice@vogelproperties.com
Federal Tax ID No.
Telephone:
Facsimile:
Email:
Federal Tax ID No.

[Attachments Follow (See Paragraph 1.11)]

Lessee: Initialised	Lessor: Stamped

Addendum to Standard Industrial Lease

Reference Is hereby made to that certain Standard Industrial/Commercial Single-Tenant Lease — Net dated July 31, 2015 made between VOGEL PROPERTIES, INC., a California corporation (“Lessor”), and BALDA C. BREWER, a California corporation (“Lessee”), for the Premises commonly known as 4501-4505 Wall Street, Ontario, San Bernardino, California (“Lease”). This Addendum to Standard Industrial Lease (“Addendum”) is made as of the same date as the Lease and is Incorporated into the Lease as if included therein.

The Parties to the Lease agree as follows:

51.    Option(s) to Extend. Lessor hereby grants to Lessee two (2) consecutive Options to extend the Term of this Lease, each for an additional 60 month period commencing when the prior term expires and upon each and all of the following, terms and conditions:

(a)    In order to exercise an option to extend, Lessee must give written notice of such election to Lessor and Lessor must receive the same at least twelve (12) months prior to the date that the option period would commence, time being of the essence. If proper notification of the exercise of an option is not given and/or received, such option shall automatically expire. Options (if there are more than one) may only be exercised consecutively.

(b)    The provisions of paragraph 39, Including those relating to Lessee’s Default set forth in paragraph 39.4 of this Lease, are conditions of this Option.

(c)    All of the terms and conditions of this Lease; except where specifically modified by this option, shall continue to apply.

(d)    This Option is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while, the original Lessee is in full possession of the Premises and without the Intention of thereafter assigning or subletting.

(e)    The monthly rent for each month of the option period, and the new Base Month for each subsequent adjustment, if applicable, shall be calculated as follows, using the method(s) indicated below:

(i)     Market Rental Value (MRV) Adjustments. On August 1, 2025 and August 1, 2030 (each a “MRV Adjustment Date”), the Base Rent shall be adjusted to [***] of the Market Rental Value (“MRV”) of the Premises as follows:

1) Four months prior to each MRV Adjustment Date described above, the Parties shall attempt to agree upon what the new MRV will be on the adjustment date. If agreement cannot be reached within thirty days then:

(a) Lessor and Lessee shall immediately appoint a mutually acceptable real estate broker, knowledgeable and experienced in the market area in which the Premises are located (“Consultant”), to establish the new MRV within the next 30 days. Any associated costs of the Consultant will be split; equally between the Parties, or

(b) Both Lessor and Lessee shall each immediately make a reasonable determination of the MRV and submit such determination, in writing, to arbitration in accordance with the following provisions:

(i)    Within 15 days thereafter, Lessor and Lessee shall each select a broker (“Consultant”) of their choice to act as an arbitrator. The two arbitrators so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator.

(ii)    The three arbitrators shall within 30 days of the appointment of the third arbitrator reach a decision as to what the actual MRV for the Premises is, and whether Lessor’s or Lessee’s submitted MRV is the closest thereto. The decision of a majority of the arbitrators shall be binding on the Parties. The submitted MRV which is determined to be the closest to the actual MRV shall thereafter be used by the Parties.

(iii)    If either of the Parties fails to appoint an arbitrator within the specified 15 days, the arbitrator timely appointed by one of them shall reach a decision on his or her own, and said decision shall be binding on the Parties.

(iv)    The entire cost of such arbitration shall be paid by the party whose submitted MRV is not selected, ie. the one that is NOT the closest to the actual MRV.

2)    When determining MRV, Lessor, Lessee and the Consultants shall consider the terms of comparable market transactions which terms shall include, but not be limited to, rent, rental adjustments, abated rent and other concessions; tenant improvement allowances; building features, lease term and financial condition of tenants.

3)    Upon the establishment of each New Market Rental Value (a) ninety-five percent (95%) of the new MRV will become the new “Base Rent” for the purpose of calculating any further Adjustments, and (b) the first month of each Market Rental Value term shall become the new “Base Month” for the purpose of calculating any further Adjustments.

4)    Notwithstanding the foregoing, the new Base Rent shall not be less than the Base Rent payable immediately preceding the MRV Adjustment Date.

AND

(ii)     Fixed Rental Adjustments (FRA). On August 1, 2026 and August 1, 2031 (each a FRA Adjustment Date) the Base Rent shall be increased to:

(a)    [***] of the Base Rent immediately preceding the FRA Adjustment Date, and

(b)    [***] of the immediately preceding Base Rent on each anniversary thereafter.

NOTICE: Unless specified otherwise herein, Notice of rental adjustments (other than Fixed Rental Adjustments which shall not require Notice),shall be made as specified in the Lease.

52.    Lessee Owned Improvements/Removal. Lessee has purchased those improvements owned and constructed by the previous tenant in a separate transaction. These improvements are listed in Exhibit C to the Lease (the “Lessee Owned Improvements”). Lessee agrees to remove Lessee Owned Improvements, outlined on Exhibit 1 to Exhibit C, prior to vacating the Premises. Lessor retains those rights given to it under Section 7.4(a) and Section 7.4(b).

53.    Roof. With respect to the roof, Lessor shall make the repairs to the roof listed on Exhibit D at no cost to Lessee. Upon completion of the repairs listed on Exhibit D, (i) Lessor shall deliver to Lessee a copy of the roof warranty, (ii) Lessee, at Lessee’s sole cost and expense, shall take all actions required to maintain the roof warranties covering the roof and its components for the balance of the Term of the Lease and (iii) Lessor shall have no further obligations to maintain, repair or replace the roof other than as expressly set forth in this Lease.

54.    Conflict. Should any provision of this Addendum conflict with the pre-printed provisions of the Lease, the provisions of this Addendum shall be controlling to the extent necessary to resolve said conflict. (See also Paragraph 45.)

[End Addendum]

Exhibit A

Plot Plan

Exhibit B

Tenant’s Guide to Move Out Condition

Purpose: When Tenant moves out the landlord is entitled to receive possession of the premises in good order, condition and repair, ordinary wear and tear accepted.

Background: The lease requires tenant to keep the premises clean and in good order, condition and repair throughout the lease term; therefore only minor corrections should be necessary at move out. All areas of the premises including buildings, paving and grounds shall be returned to landlord in good order, condition and repair (that is, attractive, complete, and fully functional for their originally intended use) although normal and ordinary wear and tear may be acceptable. “Ordinary wear and tear” does not include damage or deterioration which would have been prevented by best maintenance practices. This document is designed to assist the parties to the lease in understanding what is expected and required during the term of the lease and at move out, but it is not intended to replace the terms and conditions in the lease or to be all inclusive, therefor this Tenant’s Guide to Move Out Condition is advisory only.

Tenant, in utilizing best maintenance practices, should address the following items throughout the term of the lease.

1.    Lighting: Lighting should be placed into good working order. This includes cleaning, repair or replacement of all wiring, fixtures, bulbs, ballasts, lenses, switches and controls as needed. Energy management systems shall be functional and comply with applicable regulatory requirements. Fixtures which produce less than 65% of their original light output are deemed to require refurbishment or replacement.

2.    Loading Equipment: Truck doors, dock levelers, truck restraints, dock seals, dock bumpers, lighting, operating equipment and controls and all other loading dock equipment should be in good condition, properly serviced and in good operating order. This includes the necessary replacement of any broken, bent or dented truck door panels and damaged door tracks, lubrication, and adjustment of door tension to insure proper and smooth operation. The exterior of all door panels which are replaced must be painted to match the Building standard. All dock bumpers shall be left in place, in good condition and well secured.

3.    Building Structure: All walls, steel columns, fences and gates, whether located in the warehouse, yard or office, should be inspected for damage. Repairs of structural elements of the building should be pre-approved by the Landlord prior to implementation.

4.    Mechanical Systems: All mechanical systems should be placed in good working order, including the necessary replacement of filters and other parts to return HVAC units and controls to a well-maintained condition. Mechanical systems include without limitation heating and air-conditioning, warehouse heaters, exhaust fans and louvers, sump pumps, water heaters, water coolers, and gate operators. Upon move out, if tenant does not provide complete and acceptable maintenance records, landlord may elect to have an exit inspection performed at tenant’s expense by a certified mechanical contractor to determine their condition and tenant will be responsible for the expenses to perform deferred maintenance and correct any deficiencies.

5.    Wall surfaces: All damage to walls, including holes in the sheet rock walls should be repaired prior to move-out. Repairs must be level and match the appearance, texture, and color of the surrounding wall. Walls painted in other than the standard building colors existing at the commencement of tenant’s occupancy shall be repainted in the standard building color(s).

6.    Flooring: All carpets, tiles and base boards should be in a clean condition ready for continued occupancy and may not have any stains, tears, holes or chips in them. Landlord will accept normal wear on floor coverings (but not stains or damage) provided they appear to have been regularly cleaned, maintained and repaired or replaced as needed during the term of the lease.

7.    Cleaning: All areas of the premises will be returned empty of all inventory and other personal property, and in a clean condition including removal of all refuse and cleaning of walls, floors, ceilings, parking lots and landscaping, kitchen areas, coffee bars, restroom areas, closets, windows, and all other portions of the premises. All refuse containers shall be emptied and dumpsters shall be removed by the disposal company. Compacters shall be clean and in good operating condition. Ceiling tiles, ceiling grid and HVAC vents and filters shall be undamaged, of the same texture, color and finish, without water, tobacco or other stains, and free of dirt, film, or grime. The premises shall be maintained at all times free of pests, rodents and other vermin.

8.    Electrical: All electrical systems will be left in a safe condition that conforms to applicable codes. Bare wires and dangerous installations must be corrected prior to move-out. When tenant’s cubicles, machinery or equipment are removed all electrical lines shall be properly terminated at the nearest covered junction box on the wall or ceiling. No conduits or wires shall be left projecting into the occupied space. All transformers, distribution panels, circuit breakers, buss ducting, cable and wiring generally becomes landlord’s property at the end of the lease (see the Alterations and Utility Installations provisions in the lease). Removal of these items will be considered theft and reported to the authorities.

9.    Windows: All windows and skylights with cracks, breakage, obscuration or other permanent damage including etching by water deposits shall be replaced with glass matching the color and properties of the original. All operating mechanisms shall be placed in good working order.

10.    Doors and Locks: The tenant will provide landlord with keys for all locks on the Premises, including exterior doors, interior doors, cabinets, mechanical equipment, and restroom accessories. Doors, door jambs, handles, plates, locks, hinges, closers, thresholds, and weather seals shall be functional and in good operating condition, without deterioration, holes or other visible or hidden damage.

11.    Alterations and Utility Installations: Utilities and Fixtures which have been added and affixed to the Premises by the tenant will remain the property of landlord, unless otherwise agreed in writing. This includes but is not limited to window coverings; air conditioners; electrical panels, circuit breakers, conduits, buss ducts, wiring and other electrical distribution; door and gate operators; security or camera systems; water heaters; cabinets; flooring; etc. Unless otherwise agreed in writing, the landlord retains the right to have tenant at tenant’s expense remove and restore to its original condition any areas of the premises altered or added by tenant (such as the addition or modification of rooms, offices, awnings, etc.). Notwithstanding the above, landlord may at any time require the removal at tenant’s expense of alterations or additions which have been made without Landlord’s consent.

12.    Plumbing: All plumbing systems and fixtures, including sinks, toilets, urinals, drains, vents, toilet room partitions and accessories, water heaters, sump pumps, landscape sprinkler systems, and water fountains and/or coolers should be clean, properly adjusted, without breakage, cracks or leaks, and in good working order.

13.    Fire Protection: All fire and life safety protection systems, including fire sprinklers, fire pumps, fire alarms, exit signs and lighting, should be left in good working order, with all inspections, tests and permits current. Copies of maintenance and inspection records must be provided to landlord.

14.    Warehouse Floors: The warehouse floor should be smooth, sound, free of heavy soil, and delivered in broom clean condition with all racking and floor striping removed. All floor coatings shall be in good condition, and any deteriorated areas shall be restored to their original condition. Removal of racking shall include, without limitation, removal of the concrete anchor bolts, all of which shall be cut flush with the concrete slab. All holes and spalls in floor slabs shall be repaired flush to the floor’s surface with approved two-part epoxy (such as Pega-Bond LV-2000, BurkEpoxy Injection Resin, or equal) matching the concrete color and applied in accordance with all manufacturer’s recommendations. Following removal of floor striping there shall be no residual staining or other indication that such striping existed. Accordingly, tenant shall mark all floor stripes using material which can be removed and which will not penetrate into the surface of the floor.

15.    Parking Lots: Parking lots and driveways should be free of adhered materials, dirt and debris, and without potholes, local depressions, surface deterioration, and open fissures or “alligatoring”. Asphalt surfaces shall exhibit evidence of proper maintenance including periodic applications of appropriate seal and/or slurry coatings. Striping shall be clear and distinct. Signage shall be in good condition and comply with all applicable requirements. Repairs to asphalt paving shall be made with hot asphalt professionally applied; repairs to concrete paving shall be made in a similar manner to that specified for warehouse floors. All gates, fences and site walls shall be free of un-repaired damage and graffiti, and all access control systems such as gates, barriers, and operators shall be fully operational and in good order, condition and repair. Controllers and access codes needed for the operation of openers and access controls shall be provided to landlord.

16.    Landscaping: All landscaped areas shall be well maintained and attractive. All exterior landscape and hardscape areas shall be maintained free of trash and weeds. All planting materials shall be properly installed, of appropriate type, quantity, size, and species, healthy, and appropriately trimmed, mowed, or otherwise maintained. Lawns shall not have bare areas. Earthen areas surrounding trees and shrubs shall be covered by mulch or bark. Slopes shall be stable without eroded areas or signs of runoff or other discharges onto paved areas or into drainage facilities. Trees shall show evidence of regular periodic trimming by qualified arborists.

17.    Storm Water Quality: All storm water quality and pollution control facilities shall be well maintained. Filters shall be clean, functional and in good condition without tears or deformation. All water retention, detention, settling, separation, and discharge areas and facilities shall be functional, clean, and free of all trash, sediment, and pollution. Adequate maintenance records shall be provided to landlord evidencing ongoing compliance with all water quality management requirements and plans governing tenant’s operations on the premises.

18.    Utility Records. Landlord is required by law to comply with certain energy use reporting requirements (e.g., AB1103). Tenant will provide account numbers and permission forms to Landlord authorizing the utility provider(s) to release tenant’s energy usage information to landlord for its compliance and reporting activities.

19.    Maintenance Records. Tenant shall provide landlord with copies of maintenance records on the major building systems, including but not limited to, roofing, paving, HVAC, lighting, fire & life safety, and storm water quality. Records shall include sufficient detail, including but not limited to vendor invoices, to demonstrate regular and adequate maintenance of the grounds, building and systems.

Exhibit C

LESSEE OWNED IMPROVEMENTS

Facility— Infrastructure

•	Compressor—Atlas Capco 1070868
•	Compressor — Atlas Capco 1070489
•	Chiller — Thermo Care 1070597
•	Chiller — Thermo Care 1070502
•	Tower — Thermo Care
•	Tower — BAC

Facility — Air Conditioning

•	HVAC Unit — Offices (1)
•	Heat Pump — Offices (3)
•	Air — Old Clean Room (5)
•	Air — New Cleanroom (2)
•	Air — Heat Pumps — Offices (8)
•	Tool Room Addition (3)

Facility—Tenant Improvements

•	Cleanroom Expansion/Office Complex — 22,200 SF
•	Tool Room Relocation — 8,415 SF
•	New Assembly Room/Growing Room —1,360 SF
•	Maintenance Cage — 2,500 SF
•	Automation Cage —1,360 SF
•	Hazardous Storage Area — 3,210 SF
•	Document Cage — 2,500 SF
•	Computer Room Construction — 300 SF
•	Lunch Room — 1,200 SF
•	QA & RD Lab & final Pack— 2,250 SF
•	Training/Meeting Rooms —1,500 SF

Miscellaneous Equipment

•	RO System/Silicone Oven — Siemens
•	Tool Room Dust Collection — Torit

Exhibit 1

To Exhibit C

LESSEE OWNED IMPROVEMENTS REMOVAL

Exhibit 1

To Exhibit C

Continued

LESSEE OWNED IMPROVEMENT REMOVAL (HVAC/AIR)

Units to be removed are underlined in red.

Units CUI, CU2, CU3 and CU4 all include supporting roof mounted equipment to be removed along with main units.

Exhibit D

Lessor Provided Roof Repairs

1.	Prepare surface for application by cleaning and removing all foreign debris from existing roof deck.

2.	Power wash entire roof surface.

3.	Ponding and drain areas shall receive 2 layers of 11 lb glass ply embedded in APOC #136 roof adhesive.

4.	Install cool roof warranty extension to include the following application:

(a)	All skylights will be brought to a water tight condition using the three course method consisting of #264 acrylic cement and 4in polyester.

(b)	Seal all pipes, vents, fry reglet and a/c platform corners with acrylic cement.

(c)	Install one layer of 36in polyester fabric embedded In asphalt emulsion in front of all drains.

(d)	All scupper drains will be brought to a water tight condition using the three course method consisting of #501 neoprene and 4in polyester.

(e)	Spray entire roof deck with 4 gallons per square of asphalt emulsion.

(f)	Spray entire roof deck with 1.5 gallons per square of aluminum coating.

5.	Remove all debris from site as a result of installation

6.	Perform final walk with owner’s representative.

*In order for APOC to issue the 10 year warranty extension all newly installed equipment that has been hot mopped shall receive an additional layer of polyester over these areas.

52